UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 2025

ANTERO RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36120	80-0162034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1615 Wynkoop Street

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code (303) 357-7310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 Per Share	AR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Modifications to Reflect Recent Management Changes

As previously disclosed by Antero Resources Corporation (the “Company”) on the Current Report on Form 8-K filed August 14, 2025 (the “Prior Form 8-K”), effective as of the same date, Michael N. Kennedy began serving as Chief Executive Officer and President of the Company and Brendan E. Krueger began serving as Chief Financial Officer and SVP—Finance of the Company, and continued in his role as Treasurer of the Company. As a result of these management changes, on September 17, 2025, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved the following aggregate annualized base salaries and target annual incentive plan levels: $1,125,000 and 130% of base salary for Mr. Kennedy and $645,000 and 100% of base salary for Mr. Krueger. The approved compensation changes will be effective retroactive to August 14, 2025, the effective date of the management changes. Both Messrs. Kennedy and Krueger provide services to both the Company and Antero Midstream Corporation (“Antero Midstream”). These compensation levels represent the aggregate annualized base salary and target bonus levels for each individual for services provided to both the Company and Antero Midstream. As described in greater detail in the proxy statements filed by each of the Company and Antero Midstream each year, Antero Midstream reimburses the Company for the portion of these compensation expenses attributable to services provided to Antero Midstream.

On August 14, 2025, the Company also disclosed on the Prior Form 8-K that the Company was separating the roles of Chairman of the Board and Chief Executive Officer and that Benjamin A. Hardesty, who previously served as the Lead Independent Director of the Company, would serve as Chairman of the Board of the Company. On September 17, 2025, the Board approved an annual cash retainer of $75,000 (as compared to the $40,000 cash retainer previously payable to the Lead Independent Director) in addition to the $100,000 annual cash retainer for all non-employee members of the Board and an annual equity retainer of $290,000 (as compared to $215,000 for other non-employee members of the Board) per year for the Chairman of the Board of the Company, retroactively effective as of August 14, 2025. Consistent with past practice, all annual cash and equity retainers for members of the Board are paid on a quarterly basis in arrears.

Severance Plan

On September 17, 2025, the Company adopted the Antero Resources Corporation Executive Severance Plan (the “Severance Plan”). Participants in the Severance Plan will each enter into a Participation Agreement (as defined in the Severance Plan). Subject to the terms of each Participation Agreement, the Severance Plan provides the following payments and benefits to eligible executives in the event of a termination of employment (A) by the Company without cause (which, for the avoidance of doubt, does not include a termination of employment due to death or disability), (B) due to resignation for good reason, or (C) by reason of death: (i) a cash payment equal to the product of (a) three and (b) the sum of such eligible executive’s (I) highest base salary over the preceding three years and (II) Target Annual Bonus (as defined in the Severance Plan), paid in lump-sum; (ii) any unpaid annual cash bonus earned for a prior year but not yet paid as of the date of termination of employment; (iii) a pro-rata Target Annual Bonus; and (iv) continued health benefits for a period of 18 months, paid directly by the Company and, at the end of such period, a cash payment equal to the cost to continue such benefits for an additional 18 month period. Receipt of such payments and benefits is contingent upon the eligible executive’s (x) execution of a release of claims against the Company and its affiliates, (y) compliance with a one year non-competition and non-solicitation obligation, and (z) compliance with the defense of claims, confidentiality, and non-disparagement provisions of the Severance Plan.

The Severance Plan will be overseen by the Committee, which designated Messrs. Michael N. Kennedy, Brendan E. Krueger, and Paul M. Rady and Ms. Yvette K. Schultz as participants in the Severance Plan. The terms of Mr. Rady’s participation in the Severance Plan are consistent with the terms of the Chairman Emeritus Agreement entered into between Mr. Rady, the Company and Antero Midstream on August 14, 2025 and described in, and filed as an exhibit to, the Prior Form 8-K.

The foregoing summary of the Severance Plan is qualified in its entirety by the terms of the Severance Plan, a copy of which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Antero Resources Corporation Executive Severance Plan, effective September 17, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO RESOURCES CORPORATION

By:	/s/ Brendan E. Krueger
Brendan E. Krueger
Chief Financial Officer, Senior Vice President—Finance and Treasurer

Dated: September 22, 2025